Exhibit 99.1

FOR IMMEDIATE RELEASE

GREENVILLE FIRST BANK REPORTS 81% INCREASE IN EARNINGS FOR SECOND QUARTER

Greenville, S.C., July 29, 2004 – Greenville First Bancshares Inc. (OTC Bulletin Board: GVBK), holding company for Greenville First Bank NA, today announced a significant increase in both earnings and assets for the second quarter and six months ending June 30, 2004.

Growth in net income continued at a record pace. For the second quarter, Greenville First had net income of $414 thousand or $0.21 in diluted earnings per share compared to $229 thousand or $0.12 per diluted share for the same period last year. For the first six months of 2004, net income was $802 thousand, or $.40 per diluted share, an increase of 102% compared to $397 thousand or $0.21 per diluted share reported in the first six months of 2003.

Net interest income in the second quarter was $2.0 million compared to $1.4 million for the second quarter in 2003, an increase of $534 thousand. Total assets were $273.4 million on June 30, 2004 which represents an increase of $42.6 million since year end 2003.

Art Seaver, President and CEO stated, “We continued to achieve record results in 2004 as the Greenville community embraces our unique Client FIRST approach to banking. Our six month earnings improved 102% over the same period last year and our total assets have grown to over $273 million.”

The $42.6 million increase in total assets in the first six months resulted primarily from a $38.3 million increase in loans and a $3.6 million increase in investments. The bank ended the period with $244.4 million in loans and $20.9 million in investments. The bank funded the growth with a $9.0 million increase in deposits and a $33.2 million increase in short-term borrowings. The bank had $178.0 million in deposits and $81.2 million in borrowing at June 30, 2004. The bank anticipates replacing a portion of the short-term borrowing with retail deposits resulting from an aggressive marketing campaign and the future office we plan to open in the fourth quarter of this year.

The closing stock price for Greenville First Bancshares on July 28, 2004 was $17.35 per share. Additional financial data is available on the Bank’s web site at www.greenvillefirst.com.

Contacts:

Art Seaver	Fred Gilmer	Jim Austin
President	Senior Vice President	Executive Vice President
Chief Executive Officer	Public Relations	Chief Financial Officer
(864) 679-9010	(864) 679-9015	(864) 679-9070

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

        Our summary consolidated financial data as of and for the three months and six months ended June 30, 2004 and 2003 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

(In thousands, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003

Summary Results of Operations Data:
Interest income	$3,176	$2,287	$6,143		$4,519
Interest expense	1,215	861	2,250		1,753
Net interest income	1,961	1,426	3,893		2,766
Provision for loan losses	300	200	650		500
Net interest income after
provision for loan losses	1,661	1,226	3,243		2,266
Noninterest income	201	84	363		231
Noninterest expense	1,194	940	2,313		1,857
Income before taxes	668	370	1,293		640
Income tax expense	254	141	491		243
Net income	414	229	802		397

Per Share Data: (2)
Net income, basic	$0.24	$0.13	$0.46		$0.23
Net income, diluted	0.21	0.12	0.40		0.21
Book value	6.92	6.15	6.92		6.15
Weighted average number of
shares outstanding:
Basic	1,725	1,725	1,725		1,725
Diluted	1,999	1,860	1,998		1,860

Performance Ratios:
Return on average assets (3)	0.62%	0.51%	0.65%		0.45%
Return on average equity (3)	14.01%	8.47%	13.95%		7.53%
Net interest margin (3)	3.07%	3.30%	3.15%		3.24%
Efficiency ratio (4)	55.25%	62.21%	54.35%		61.96%

Growth Ratios and Other Data:
Percentage change in net income	80.79%	89.43%	102.02%		141.79%
Percentage change in diluted
net income per share	75.00%	71.43%	90.48%		128.57%

				(	Continued )

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	At June 30,
	2004	2003

Summary Balance Sheet Data:
Assets	$273,393	$191,734
Investment securities	20,885	6,315
Loans (net) (1)	244,407	173,584
Allowance for loan losses	3,176	2,313
Deposits	177,987	144,546
Securities sold under agreement to
repurchase and federal
funds purchased	13,565	--
Other borrowed funds	61,400	25,500
Trust note	6,186	6,186
Shareholders' equity	11,941	10,601

Asset Quality Ratios:
Nonperforming assets, past due
and restructured loans to
total loans (1)	0.30%	0.48%
Nonperforming assets, past due
and restructured loans to
total assets	0.27%	0.44%
Net charge-offs to average
total loans (1)	0.08%	0.01%
Allowance for loan losses to
nonperforming loans	731.01%	953.64%
Allowance for loan losses
to total loans (1)	1.28%	1.32%

Capital Ratios:
Average equity to average assets	4.53%	5.96%
Leverage ratio	6.00%	7.15%
Tier 1 risk-based capital ratio	7.05%	8.75%
Total risk-based capital ratio	9.20%	11.57%

Growth Ratios and Other Data:
Percentage change in assets	42.59%	32.25%
Percentage change in loans (1)	40.80%	40.28%
Percentage change in deposits	23.14%	16.82%
Percentage change in equity	12.64%	10.03%
Loan to deposit ratio (1)	139.10%	121.69%

(1)	Includes nonperforming loans.
(2)	Adjusted for all years presented giving retroactive effect to a three-for-two common stock split in November 2003.
(3)	Annualized for the three or six month periods.
(4)	Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses. This is a non-GAAP financial measure, which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently.